UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 1, 2007

AMERICAN STANDARD COMPANIES INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11415	13-3465896
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

One Centennial Avenue, P.O. Box 6820, Piscataway, NJ	08855-6820
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 980-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

As part of an effort to remain cost competitive, optimize its manufacturing capabilities and continue to rebuild the profitability of the Bath and Kitchen business, American Standard Companies Inc. (the “Company”) announced on February 1, 2007, plans to continue its consolidation of operations and to streamline commercial functions. The Company will close its Wolverhampton, UK, location and transfer its fittings assembly and logistics to more cost effective locations; streamline and simplify its commercial organization in several European countries; and discontinue the production of cast iron bathtubs at its Revin, France location. The discontinuation of cast iron bathtubs at Revin will not affect the existing ceramics business and related production at the site.

These actions will result in charges amounting to approximately $29 million ($19 million after tax), including approximately $22 million for job-elimination expenses related to the elimination of 210 - 250 jobs, and approximately $7 million of other exit related costs, including $5 million of asset write-offs. Approximately $7 - $8 million of the charge is expected to be incurred in the first quarter of 2007. The Company estimates that these charges will result in approximately $23 million of cash expenditures, the majority of which are expected to be paid in 2007. The Company expects these plans to be completed by the end of 2007. Once completed, the Company expects to realize annualized cost savings of approximately $14 million. The estimated amounts concerning the anticipated costs, accounting charges and annualized savings constitute forward-looking statements and are based upon management’s expectations and beliefs concerning future events affecting the company. The actual costs, accounting charges and savings resulting from these events may differ from what has been estimated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN STANDARD COMPANIES INC.

By:	/s/ Brad M. Cerepak
Name:	Brad M. Cerepak
Title:	Vice President and Controller

DATE: February 1, 2007